                                                                    EXHIBIT 10.3
                             EMPLOYMENT AGREEMENT

WHEREAS, Norwest Corporation intends to enter into an Agreement and Plan of Reorganization dated the date hereof ("Agreement") with Aman Collection Services, Inc., a South Dakota corporation ("Aman"); and

WHEREAS, contingent upon final closing of the reorganization, Norwest Financial, Inc. ("Employer"), a wholly owned subsidiary of Norwest Corporation and the assignee of Norwest Corporation's rights under the Agreement, desires to employ Thomas E. Aman ("Employee") and Employee wishes to be so employed.

NOW THEREFORE, this Employment Agreement is hereby entered into this 21st day of March, 1996, by and between Employee and Employer.

1. EMPLOYMENT. Employer agrees to employ Employee, and Employee agrees to be employed by Employer, as an executive of Aman for a period commencing at the Effective Date of the Merger, as defined in the Agreement, and expiring upon the earlier of three years from that date or upon Employee's ceasing to perform executive services for Employer for any reason, including without limitation, Employee's death (the "Employment Period"). This Employment Agreement shall be entirely null and void if said reorganization is not consummated. The execution of this Employment Agreement terminates any prior employment contracts (written or implied) which Employee has with Aman, contingent upon consummation of the reorganization. During the Employment Period, Employee will devote his full business hours and energies to the business of Employer to accomplish all duties reasonably assigned, will perform all reasonable business duties assigned to Employee by Employer, will devote his best efforts to advance the interests of Employer, and will not devote any time or energy to the efforts of any other business, except reasonable investment and charitable activities.

2.   COMPENSATION.
     (a) For services performed by Employee for Employer during each year of the Employment Period, Employer will pay Employee a gross annual base salary of $220,000; Employee shall receive an annual increase of not less than a cost-of-living increase based on the Consumer Price Index
         - All Urban Consumers.

     (b) (A) In addition to base salary, Employee shall be entitled to an annual bonus equal to 5% of the amount by which pre-tax income of Aman for each calendar year (excluding expenses accrued pursuant to this or similar agreements in computing pre-tax income) exceeds the amounts shown below, determined in accordance with generally accepted accounting principles used in Aman's financial statements for the year ended December 31, 1995, consistently applied, and excluding the application of any corporate overhead:

                      1996 - $4,877,000
                      1997 - $6,067,000
                      1998 - $6,685,000
                      1999 - $7,457,000

               Such bonus for 1996 shall be payable with respect to an entire year even though this Agreement shall be effective for only a portion of such year. Such bonus for 1999 shall be computed by prorating for the number of full months that Employee is employed by Employer during 1999. Provided, however, the bonus to be paid for any year shall not exceed 90% of Employee's salary for that year. The bonus shall be earned as of December 31 of each year.

          (B) Except as provided herein, (i) each year's bonus shall be paid in cash in three equal annual installments, (ii) the first installment shall be paid on the first day of March in the year following the year for which the bonus was earned, and (iii) the remaining installments of the award shall be paid on the first day of March of the next two succeeding years.

          (C) If (i) Employee's employment by Employer ends prior to expiration of three (3) years from the Effective Date of the Merger because of voluntary termination by Employee, other than with Good Reason, as defined below, or because of involuntary termination for Cause, as defined below, then Employee's rights to any unpaid bonus(es) shall be canceled and forfeited; provided, however, if Employee's termination date under this paragraph (C) is on or after December 31 of a year but before March 1 of the next following year, Employee shall be entitled to receive the installment(s) of his bonus(es) payable on such March 1 of such next following year but in no case shall any subsequent installment(s) of any such bonus(es) (that would have become payable after such March 1 had Employee remained employed by Employer) be paid to Employee.

          (D) If Employee's employment by Employer is continued by Employee after expiration of three (3) years from the Effective Date of the Merger, and thereafter Employee's employment is terminated for Cause, then Employee's rights to any unpaid bonus(es) shall be forfeited and canceled; provided, however, if Employee's termination date under this paragraph (D) is on or after December 31 of a year but before March 1 of the next following year, Employee shall be entitled to receive the installment(s) of his bonus(es) payable on such March 1 of such next following year but in no case shall any subsequent installment(s) of any such bonus(es) (that would have become payable after such March 1 had Employee remained employed by Employer) be paid to Employee.

          (E) If Employee's employment by Employer ends prior to expiration of three (3) years from the Effective Date of the Merger because of
               (x) voluntary termination by Employee with Good Reason or (y) involuntary termination other than for Cause or Unacceptable Performance, Employer shall pay to Employee on the last day of the Employment Period a lump-sum payment, without discount, equal to the aggregate of such base salary during the three-year term (less any salary payments previously made and without giving effect to any cost of living increases to take effect in future years) plus the aggregate bonus(es) earned, less any bonus payments previously made, during the Employment Period, without discount.

          (F) If Employee's employment ends other than because of (x) the voluntary termination by Employee with Good Reason or (y) the involuntary termination other than for Cause or Unacceptable Performance, Employer shall continue to pay Employee's salary through the last day of the month in which such employment ends.

          (G) If Employee's employment by Employer expires due to death or disability during a year, any bonus that Employee would have been paid if his Employment Period had not expired during the year shall be computed by prorating for the number of full months in the year during the Employment Period, and shall be paid on March 1 of the next following year.

     (c) Employer shall have the right to offset any amounts owed by Employee to Employer under the Indemnification Agreement signed in connection with the Agreement against any bonus earned by Employee under this paragraph 2.

     (d) Employee shall participate in any Aman benefits as Employer may establish. During the Employment Period, Employee shall receive paid vacation in accordance with Employer's vacation policy, giving credit for employment by Aman, with said vacation to be taken at times and in increments reasonably agreed to by Employer and Employee.

3. RESTRICTIVE COVENANTS. In consideration for Norwest Corporation's consummation of the Agreement and the promises contained in this Employment Agreement, Employee agrees as set forth below in this paragraph 3.

     (a) Employee shall not, directly or indirectly, own, manage, operate, invest in, control, be employed by, participate in, be a financial sponsor of, provide consultation services to, or be connected in any manner with, the ownership, management, or control of any other collection services business or any other financial services business anywhere in the United States of America, provided, however, that nothing in this Agreement shall restrict Employee from investing in any investment company or in not more than 5% of the common equity of any publicly owned company. The restrictions in this paragraph 3(a) shall be in full force and effect from the Effective Date of the Merger until three years after Employee ceases performing services for Employer, whether under this Employment Agreement or otherwise, for any reason whatsoever.

     (b) Employee shall never use in connection with any business the name "Aman" or any form of, modification of, or any derivation of any of said name, or any trademark, servicemark, tradename, slogan, logo or the like that is or has been used by Aman Collection Services, Inc.

     (c) Employee acknowledges and recognizes that Employee will be employed by Employer in a confidential relationship and may receive and have access to the confidential business information, customer names, contracts and other customer data, business methods, techniques and trade secrets of Employer ("Confidential Information"). Employee may develop ideas, conceptions, inventions, processes, methods, products and improvements; and Employee may receive disclosures of ideas, conceptions, inventions, processes, methods, productions and improvements made by other employees of Employer ("Employer Inventions"). Employee may participate with Employer in improving and developing Confidential Information and Employer Inventions. Confidential Information and Employer Inventions developed on behalf of Employer are neither commonly known or readily accessible to others and are used by Employer in its business to obtain a competitive advantage over Employer's competitors who do not know or use the Confidential Information or Employer Inventions. Protection of the Confidential Information and Employer Inventions against unauthorized disclosure and use is of critical importance to Employer in maintaining its competitive position. Employee agrees that Employee will not, at any time, during or after the Employment Period, make an independent use of, or disclose to any other person or organization, except as authorized by Employer in writing, any Confidential Information or Employer Inventions. Upon termination of the Employee's employment for any reason, Employee shall promptly deliver to Employer all Confidential Information and Employer Inventions, and all copies thereof, that may be in the possession of, or under the control of, Employee.

     (d) Employee shall never, directly or indirectly, influence or advise any other party to employ anyone who is or was in the service or employ of Employer at any time during the preceding three years, nor shall Employee influence or advise any such employee to leave the service or employ of Employer except when the employee is being terminated by Employer.

4.   DEFINITIONS.

     (a) Cause means: violation of a company policy including, without limitation, Employer's Code of Ethics; personal dishonesty, misconduct, or a breach of fiduciary duty; or failure to perform any obligation contained in this Employment Agreement continued for 30 days without correction after notice specifically identifying the obligation not being performed; or a failure to comply with the terms of the Indemnification Agreement signed in connection with the Agreement; or violation of any criminal law (other than traffic violations or similar minor offenses).

     (b) Unacceptable Performance means failure to attain reasonable business goals established by Employer continued for 30 days without correction after notice specifically identifying the obligations not being performed.

     (c) Good Reason means (i) the assignment to the Employee of any duties inconsistent in any respect with the Employee's position (including status, office, title and reporting requirement), authority, duties or responsibilities or any other action by the Employer which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose isolated, insubstantial and inadvertent actions not taken in bad faith and which are remedied by the Employer promptly after receipt of notice thereof given by the Employee; (ii) the Employer's requiring the Employee to be based in any city other than Aberdeen, SD; (iii) any purported termination by the Employer of the Employee's employment otherwise than for Cause or Unacceptable Performance; (iv) Employer's failure to perform any obligation contained in this Employment Agreement continued for 30 days without correction after notice specifically identifying the obligation not being performed.

5. INJUNCTIVE RELIEF. Employee understands that Employer's remedy at law for any breach of any of Employee's obligations under this Employment Agreement would be inadequate and agrees that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provisions of this Employment Agreement, without the necessity of proof of actual damage. Employee agrees that injunctive relief is not an exclusive remedy and Employer shall have the right to seek, in addition to injunctive relief any remedy in law or equity.

6. DAMAGES. Neither Employer nor Employee shall seek nor be entitled to any punitive damages from the other in any actions arising under this Employment Agreement.

7. SEVERABILITY. If the scope of any restriction contained herein is too broad to permit enforcement of the restriction to its full extent, including, without limitation, each restriction in paragraph 3 above, then the restriction will be enforced to the maximum extent permitted by law, and Employee agrees that the scope of any restrictions may be judicially modified accordingly, in any proceeding brought to enforce the restriction without affecting the enforceability of the remainder of this Agreement.

8. BINDING EFFECT. This Employment Agreement constitutes the entire understanding of the parties regarding Employee's employment, may be modified only in writing and will bind and inure to the benefit of Employee and Employee's personal representative and Employer and Employer's successor and assigns.

9. GOVERNING LAW AND VENUE. This Employment Agreement shall be governed by the law of the State of Iowa, except Iowa law on conflicts of law. The venue of any action arising in connection with this Employment Agreement shall be in the State of Iowa, except that Employer may, at its option, bring any action seeking an injunction and arising in connection with paragraph 3 of this Employment Agreement in the State of South Dakota. Employee shall not attempt to raise any claim arising under any other paragraph of this Employment Agreement in any such action for an injunction brought in South Dakota.

WHEREAS, the parties hereto have executed this Employment Agreement as of the date and year first above written.

                                       NORWEST FINANCIAL, INC.

 /s/ Thomas Aman                        By: /s/ Thomas P. Shippee
------------------                          -------------------------
Employee                                Title:  Senior Vice President